Exhibit 3.5

                                 PLAN OF MERGER
                                     Between
                       GameCom, Inc., a Nevada corporation
                                       and
                       GameCom, Inc., a Texas corporation

      A. Effective upon the filing of appropriate articles of merger with the Secretary of State of Nevada and the Secretary of State of Texas and the issuance of a certificate of merger by the Secretary of State of Texas (the "Effective Time"), GameCom, Inc., a Nevada corporation ("GameCom Nevada") formerly named The Schooner Brewery Incorporated, will merge (the "Merger") with and into GameCom, Inc., a Texas corporation ("GameCom Texas").

      B. GameCom Texas shall be the surviving corporation of the Merger (the "Surviving Corporation"). The Surviving Corporation shall continue to be governed by the laws of the State of Texas.

      C. The post office address of the Surviving Corporation's registered office in the State of Texas is 440 North Center, Arlington, Texas 76011, and the name of its registered agent in such State is L. Kelly Jones. The post office address of GameCom Nevada's registered office is American Corporate Register, 4960 South Virginia Street, Suite 300, Reno, Nevada 89502.

      D. At the Effective Time, the Articles of Incorporation, Bylaws, directors and officers of the Surviving Corporation will be those of GameCom Texas immediately prior to the Effectivre Time until changed in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation and applicable law.

      E. As a result of the Merger and without any action on the part of the holders thereof, each of the 11,591,053 shares of Common Stock, par value $.005 per share, of GameCom Nevada ("GameCom Nevada Common Stock") issued and outstanding at the Effective Time shall be converted into one (1) validly issued, fully paid and nonassessable share of the Common Stock, par value $.005 per share, of the Surviving Corporation ("Surviving Corporation Common Stock"). Each share of GameCom Nevada Common Stock held in treasury of GameCom Nevada at the Effective Time, if any, by virtue of the Merger, shall cease to be outstanding and shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

      F. Each of the 10 shares of GameCom Texas Common Stock, pr value $.005 per share, outstanding immediately prior to the Effective Time will not be changed or otherwise affected by the Merger, and will remain outstanding following the Merger as a like number of shares of Surviving Corporation Common Stock. Each share of GameCom Texas Common Stock held in treasury of GameCom Texas at the Effective Time, if any, by virtue of the Merger, shall cease to be outstanding and shall be canceled and retired without payment of any consideration therefor and shall cease to exist.